Exhibit 99(h)

Independent Accountants' Report

The Board of Directors

Household Finance Corporation:

We have examined management's assertion that the servicing of credit card receivables owned by Household Credit Card Master Note Trust I, Series 2002-1 (the receivables) has been conducted by Household Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in Articles III and Section 5.08 of the Transfer and Servicing Agreement dated September 25, 2000 (the Agreement), as supplemented, as of and for the year ended December 31, 2003. Household Finance Corporation's management is responsible for the assertion. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence supporting that the servicing of receivables has been conducted in compliance with the terms and conditions as set forth in Articles III and Section 5.08 of the Agreement, as supplemented, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management's assertion that the servicing of the receivables has been conducted by Household Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in Articles III and Section 5.08 of the Transfer and Servicing Agreement dated September 25, 2000, as supplemented, as of and for the year ended December 31, 2003 is fairly stated, in all material respects.

This report is intended solely for the information and the use of the addressee, the trustee(s), rating agencies, and others, as applicable, in accordance with the Agreement.

/s/ KPMG LLP

Chicago, Illinois

February 28, 2004

Management Assertion

As of and for the year ended December 31, 2003, the servicing of credit card receivables owned by Household Credit Card Master Note Trust I, Series 2002-1 has been conducted by Household Credit Card Services, a division of Household Finance Corporation, in its capacity as subservicer for Household Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in Articles III and Section 5.08 of the Transfer and Servicing Agreement dated September 25, 2000, as supplemented.

/s/ Margaret Sprude

Margaret Sprude

Chief Financial Officer-

Household Credit Card Services

February 28, 2004

Date